UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     February 18, 2005

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Background

           As previously reported, the rates of Central Vermont Public Service Corporation ("CVPS" or the "Company") are the subject of Vermont Public Service Board ("PSB") Dockets No. 6946 and 6988, Investigation into the Rates of Central Vermont Public Service Corporation for the Rate Year 2004 beginning April 1, 2004 ("2004 Rate Investigation") and Rate Increase of 5.01 percent for the Rate Year 2005 effective April 1, 2005 ("2005 Rate Increase Request"). These dockets are commonly referenced as the Company's "Rate Case." The Vermont Department of Public Service ("DPS") and AARP are the only other parties in the proceedings.

           In filings with the PSB on February 11 and 16, 2005, the DPS is currently suggesting: 1) a rate refund or credit to CVPS ratepayers retroactive to April 1, 2004 of approximately 6 percent or $16 million; and 2) a rate reduction of approximately 7 percent or $19 million effective with service rendered April 1, 2005. AARP supports the DPS position with the following proposed modifications: 1) allow a Return on Equity of 10 percent (the DPS recommends 8.75 percent); 2) amortize deferred debits over a six-year period (the DPS recommends a three-year period); and 3) exclude the effects of the sale of assets and cancellation of the wholesale power contract by Connecticut Valley Electric Company ("CVEC") from the Company's cost of service (so-called "below the line" treatment).

           The last PSB hearing was held on February 18, 2005, and the parties will file reply briefs on February 25, 2005. The PSB is expected to issue a final decision regarding the Rate Case issues on March 25, 2005.

Update

           At the request of the Company, on Friday, February 18, 2005, the Vermont Public Service Board issued an Accounting Order that, among other things, allows the deferral of certain 2004 earnings of the Company. Specifically, the Accounting Order permits the Company to book in Account 254.0 Other Regulatory Liabilities (as defined in the FERC Uniform System of Accounts) any earnings achieved on its 2004 Vermont Electric Utility Operations in excess of an 11% Return on Equity ("ROE"). The calculation of the earnings to be deferred shall be in the same manner and shall use the same method CVPS used for determining and reporting overearnings for 2001, 2002, and 2003 under the Dockets 6120 and 6460 Memorandum of Understanding. The amount transferred to Account 254.0 pursuant to the Accounting Order must be transferred to such account or otherwise used or accounted for by CVPS as the PSB shall determine in a final order in the Rate Case. A copy of the Accounting Order is attached.

           The Company has acknowledged that the issuance of the Accounting Order along the lines requested by CVPS does not create any expectations, set any precedent, or in any other way impair the PSB's ability to rule on the contested issues in the Rate Case.

           The Company presented evidence that the requested accounting order would enable CVPS to mitigate potential adverse financial consequences, if any, resulting from the PSB's final order.

           The DPS opposed the request for an Accounting Order. The DPS expressed concern that PSB approval of the Accounting Order would create the perception that regulators support the Company's proposed 11 percent return on equity and the Company's method for calculating the earnings cap for the 2001 to 2003 period. The DPS suggested alternative methods to mitigate the financial impacts on the Company in 2005 of a potential adverse decision. Those alternatives were not accepted by the PSB.

           The PSB's Accounting Order makes clear that both the 11 percent return on equity and the method for calculating the Company's overearnings for the period of 2001 to 2003 are in dispute in the Rate Case proceedings and that the Accounting Order does not decide these issues. Specifically, the Board stated (emphasis in original):

"Therefore, despite our reservations about creating expectations, we will accept CVPS's proposed methodology for determining the amount of its 2004 earnings that will be deferred. However, we expressly state that our decision to accept this methodology and ROE for the limited purpose of determining the amount of CVPS's 2004 earnings that will be deferred is not precedential, and will not have any bearing on our final decisions in these proceedings regarding an appropriate overearnings calculation methodology for 2001-2003 or an appropriate ROE for the last nine months of 2004. Readers of this accounting order should not assume that this accounting order gives any indication of how we will rule on these contested issues in our final order in these proceedings; and those preparing summaries of this accounting order should note this point explicitly."

           The Company cannot predict the outcome of the 2004 Rate Investigation or the 2005 Rate Increase Request at this time.

           For further information about this matter, see Central Vermont Public Service Corporation's Quarterly Report on Form 10-Q for the period ending September 30, 2004.

Item 9.01 Financial Statements and Exhibits.

            (c)   Exhibits.

            99.1     Accounting Order Issued February 18, 2005 Authorizing CVPS to Defer
                       Recognition of Certain 2004 Earnings

Forward-Looking Statements Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from liability established by the Private Securities Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Jean H. Gibson Jean H. Gibson, Senior Vice President, Chief Financial Officer, and Treasurer

February 22, 2005

EXHIBIT INDEX
Exhibit Number	Description of Exhibit
99.1	Accounting Order Issued February 18, 2005 Authorizing CVPS to Defer Recognition of Certain 2004 Earnings